                                                                   EXHIBIT 2.1

                                                                  CONFORMED COPY
                                                                  --------------


                           DATED 7th September, 1999


                         INTERNET TECHNOLOGY GROUP PLC

                                      and

                         CONCENTRIC NETWORK CORPORATION

                                      and

                                  RED WAVE PLC

                                      and

                                   JAN MURRAY

                                      and

                               LAURENCE BLACKALL

                                      and

                       THE MONUMENT TRUST COMPANY LIMITED

                    ______________________________________

                            IMPLEMENTATION AGREEMENT

                    ______________________________________



                               Slaughter and May

                              35 Basinghall Street

                                London EC2V  5DB

                                   (JCXT/RRO)

                                    CONTENTS

                                                                   Page
1. INTERPRETATION                                                    2

2. DOCUMENTATION                                                     7

3. THE SCHEME                                                        9

4. SALE AND PURCHASE                                                11

5. CONDITIONS                                                       11

6. CONSIDERATION AND COMPLETION                                     12

7. TAX COVENANT                                                     15

8. WITHHOLDINGS                                                     17

9. GUARANTEE                                                        17

10. CONDUCT OF BUSINESS                                             18

11. THE OFFER AND THE RED WAVE OFFER                                21

12. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS                    22

13. TERMINATION                                                     26

14. FURTHER ASSURANCE                                               27

15. ANNOUNCEMENTS                                                   27

16. CONFIDENTIALITY                                                 28

17. COSTS AND EXPENSES                                              29

18. EFFECT OF COMPLETION                                            29

19. ASSIGNMENT                                                      29

20. NOTICES                                                         29

21. COUNTERPARTS                                                    30

22. TIME OF ESSENCE                                                 30

23. INVALIDITY                                                      30

24. CHOICE OF GOVERNING LAW                                         30

25. JURISDICTION                                                    31

SCHEDULE 1 (PRESS ANNOUNCEMENT)                                     34

SCHEDULE 2 (IRREVOCABLE VOTING UNDERTAKINGS)                        35

SCHEDULE 3 (COMPLETION ARRANGEMENTS)                                37

SCHEDULE 4 (DEED OF NOVATION)                                       39

SCHEDULE 5 (SEQUENCE OF EVENTS)                                     42

THIS IMPLEMENTATION AGREEMENT is made 7th September 1999

BETWEEN:

1. Internet Technology Group plc (the "Company") (incorporated in Scotland under no. 115367) of 24 Great King Street, Edinburgh, Lothian; and

2. Concentric Network Corporation (a corporation incorporated in the State of Delaware Federal ID No. 65-0257497 of 1400 Parkmoor Avenue, San Jose, California 95126, United States of America (the "Offeror"); and

3. Red Wave plc (a company registered in England and Wales under no. 3838649) of Kempson House, Camomile Street, London EC3A 7AN (the "Purchaser");

4. Jan Murray of 92 Rue Vautier, Fort George, Saint Peter Port, Guernsey GY1 2SR and Laurence Blackall of 26 Spencer Walk, London SW15 1PL (each a "Nominated Director"); and

5. The Monument Trust Company Limited of 14 New Street, Saint Peter Port, Guernsey (the "Trustee").

WHEREAS:

(A) The Company is the owner, directly or indirectly, of the Non-ISP Interests as well as certain other businesses and the Purchaser has agreed to purchase the Non-ISP Interests on the terms and subject to the conditions of this agreement.

(B) The Purchaser was incorporated on 6th September, 1999 and is owned as to 100 per cent. of its issued share capital of 1,250,000 ordinary shares of 1 pence each by the Trustee.

(C) The Nominated Directors have agreed to guarantee the obligations of the Purchaser hereunder and to provide certain further undertakings as set out herein.

(D) The Trustee is the owner of the entire issued share capital of Global Internet Corporation (registered in the Island of Nevis under number 4680) ("GIC"). GIC is the registered owner of 14,975,605 ITG Shares. The beneficiaries of the Trust are Jan Murray and his family. The Trustee has entered into this agreement in order to give certain undertakings in its capacity as trustee of the Trust.

(E) The Company has informed the Offeror of certain funding requirements to meet committed expenditures (and in respect of which the Company does not have committed funding) and the Offeror has in reliance, inter alia, on the various undertakings of the Company set out in this agreement agreed to provide the Loan in advance of the Scheme becoming effective.

(F) In reliance on the undertakings of the Nominated Directors, the Trustee, the Purchaser and the Company (without which the Offeror would not proceed with the Offer), the Offeror intends to make a takeover offer for the Company to be implemented by way of, and the Company has agreed to implement, a scheme of arrangement of the Company, substantially on the terms and subject to the pre-conditions and conditions set out in the Press Announcement.

(G) Prior to entry into this agreement, Bear, Stearns International, financial adviser to the Offeror has confirmed to the Company that it will be able to provide the confirmation as to the availability of cash to the Offeror required by Rule 24.7 of the City Code.

(H) Prior to the date of this agreement all of the holdings of Allerby of Redstone Shares have been transferred to the Company, the resulting charge to stamp duty (if any) has been paid and the transfer has been lodged with Redstone Telecom for registration of the transfers.

(I) It is the intention of the parties that this document be executed as a deed.

WHEREBY IT IS AGREED as follows:

1.    Interpretation

1.1 In this agreement (but not in Schedules 1, 2 and 4) unless the context otherwise requires:

"Actions"                     any action, suit, claim, or proceedings, whether
                              civil, criminal, administrative or regulatory;

"Agents" means, in relation to a relevant person, that person's directors, officers, employees, advisers and representatives;

"Aggregate Additional         means the aggregate amount of the Additional Cash
Cash Payment"                 Payments that is made or which may fall to be made
                              to ITG Shareholders and Warrantholders pursuant to the terms of the Offer, the Warrant Proposals and, if relevant, any proposals to be made to holders of options issued pursuant to the terms of the ITG
                              Share Option Schemes;

"Allerby"                     means Allerby Investments Holdings Limited, a
                              wholly owned subsidiary of the Company
                              incorporated in Guernsey;

"Base Value"                  means 50 pence per Redstone Share held by ITG and
                              38 pence per Redstone Share held by Ballynatray at the Effective Date;

"Completion"                  means payment of the Consideration by the
                              Purchaser to the Company in accordance with the terms of this agreement which shall be deemed to have occurred to the extent of the Shareholder
                              Retained Amount and the Nominated Directors'
                              Retained Amount without more upon the Scheme becoming effective;

"Conditions"                  the conditions set out in clause 5.1 and
                              "Condition" shall be construed accordingly;

"Consideration"               has the meaning given in clause 6.1;

"Costs" damages, liabilities, losses, compensation, costs and expenses;

"Court"                       the Court of Session in Edinburgh;

"Court Meeting"               means any meeting or meetings convened by the
                              Court as referred to in clause 3.2;

"Deed of Novation"            a deed of novation substantially in the form set
                              out in schedule 4;

"Effective Date"              the date upon which the Scheme becomes effective
                              in accordance with section 425 of the Companies
                              Act 1985 following filing of the Order with the Registrar;

"Escrow Completion"           shall mean completion of the sale and purchase of
                              the Non-ISP Interests in accordance with the terms of this agreement subject to the Escrow Condition;

"Escrow Completion Date"      means the business day prior to the Hearing Date;

"Escrow Condition"            means that the steps taken towards, and the
                              documents delivered for the purposes of, completing the sale and purchase of the Non-ISP
                              Interests are taken and/or delivered subject only to the condition that if the Scheme has not become effective by filing of the Order with the Registrar within 15 days after the Escrow Completion Date, those steps shall be deemed not to have been taken and all documents shall be returned and deemed never to have been delivered;

"Extraordinary General Meeting"    has the meaning given in clause 3.4;

"FSA"                              Financial Services Act 1986;

"Global Wave Debts"                the amounts (as determined from the books and
                                   records of the Company) outstanding as at the Effective Date and owed to the Company by Global Wave Limited pursuant to the agreements dated 16th July, 1997 between the Company and Wave ITG Limited;

"Hearing"                          the final hearing of the Scheme by the Court
                                   at which the Order is granted;

"Hearing Date"                     the date upon which the Hearing takes place;

"Loan" the advance or advances to be made pursuant to the Loan Agreement;

"Loan Agreement"                   the note purchase agreement and the secured
                                   promissory note in the form agreed between the Offeror and the Company and initialled for the purposes of identification by or on behalf of the Offeror and the Company;

"Loan Documents"                   the Loan Agreement and the Security
                                   Documents;

"Longstop Date"                    31st October, 1999 or such later date as the
                                   Offeror and the Company may, if required, with the leave of the Court, agree;

"Meetings"                         the court convened, and the extraordinary
                                   general, meetings of ITG Shareholders and Warrantholders for the purposes of approving the Scheme and the Warrant Proposals;

"Red Wave Offer"                   the offer to be made by Red Wave to ITG
                                   Shareholders and Warrantholders of rights to subscribe for Red Wave Shares, to the extent of their entitlement to Additional Cash
                                   Payments and, save to the extent of any
                                   existing holding of the Nominated Directors or the Trustee in Red

                                  Wave, pro rata to their holdings, or to their subscription rights in respect of shares, in the Company;

"Nominated Directors' Retained     has the meaning given in clause 11.5;
 Amount"
"Offer Consideration"              the new Concentric Shares and cash payable to
                                   ITG Shareholders and Warrantholders as
                                   described in the Press Announcement;

"POS Regs"                         Public Offers of Securities Regulations 1995,
                                   as amended;

"Posting Date"                     the date upon which the Scheme Document is
                                   posted to ITG Shareholders and
                                   Warrantholders;

"Pre-emption Rights"               the pre-emption rights in favour of
                                   shareholders in Redstone Telecom set out in
                                   article 4 of the articles of association of Redstone Telecom;

"Press Announcement"               means the draft press announcement attached
                                   hereto in Schedule 1;

"Prospectus"                       the prospectus to be prepared by the
                                   Purchaser in respect of the Red Wave Shares and the Non-ISP Interests and making the Red
                                   Wave Offer, drawn up in compliance with the POS Regs, referred to in clause 2.1(i);

"Redstone Articles"                the articles of association of Redstone
                                   Telecom;

"Redstone Shares"                  the 2,725,344 ordinary shares of 10p in
                                   Redstone Telecom held by the Company and Ballynatray or, if applicable, such lesser number of ordinary shares in Redstone Telecom held by the Company and Ballynatray at the Effective Date;

"Redstone Telecom"                 Redstone Telecom plc

"Registrar"                        The Registrar of Companies for Scotland;

"Security Documents"               means the first fixed charge over the Non-ISP
                                   Interests and the second fixed and floating charge over the assets and undertaking of the Company in the agreed form initialled for the purposes of identification by or on behalf of the Offeror and the Company;

"Scheme" the scheme of arrangement of the Company described in the Press Announcement and this agreement and to be implemented pursuant to section 425 of the Companies Act 1985;

"Sequence of Events"               the sequence of events set out in Schedule 5;

"Shareholder Retained Amount"      has the meaning given in clause 11.4;

"Tax"                              means:

                                   (a)  within the United Kingdom, corporation
                                        tax, advance corporation tax, income tax
                                        (including income tax required to be
                                        deducted or withheld from or accounted
                                        for in respect of any payment), capital
                                        gains tax, development land tax, capital transfer tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty reserve tax, duties of customs and excise, any liability arising under section 601 of the Income and
                                        Corporation Taxes Act 1988, and any
                                        other taxes, levies, duties, charges,
                                        imposts or withholdings corresponding
                                        to, similar to, replaced by or replacing any of them, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them; and

                                   (b)  outside the United Kingdom, all taxes,
                                        levies, duties, imposts, charges and
                                        withholdings of any nature whatsoever,
                                        including (without limitation) taxes on
                                        gross or net income, profits or gains
                                        and taxes on receipts, sales, use,
                                        occupation, franchise, value added and
                                        personal property, together with all
                                        penalties, charges and interest relating to any of them;

"Tax Authority"                   means any taxing or other authority (whether
                                  within or outside the United Kingdom)
                                  competent to impose any Tax Liability;

"Tax Liability"                   means a liability to make actual payments of
                                  Tax (or amounts in respect of Tax); and

"Trust" the Jan Murray-Obodynski Trust established by declaration of trust dated 18th March, 1991.

1.2 Terms used but not defined expressly herein shall, unless the context otherwise requires, have the meaning given to them in the Press Announcement.

1.3 Obligations or undertakings set out in this agreement on the part of the Trustee shall, wherever the context so permits, be deemed to include an obligation or undertaking on the part of the Trustee to procure that GIC does whatever is necessary to fulfil the relevant obligations or undertaking and, wherever the context so permits, the agreement of the Trustee shall be construed as the agreement of the Trustee and of GIC.

2.   Documentation

2.1  (i)   As soon as practicable following the date of this agreement:

           (a) the Purchaser shall commence preparation of a Prospectus in relation to the Red Wave Shares and the Non-ISP Interests on the basis that it will acquire the Non-ISP Interests for cash on the terms of this agreement. The Prospectus shall include a statement to the effect that the Purchaser and/or its directors accept responsibility for the Prospectus and, if required by the Offeror, a disclaimer of responsibility for the Prospectus on the part of the Offeror and its Agents. The Purchaser shall instruct and retain appropriate professional advisers and registrars for the purposes of the Prospectus and the Red Wave Offer, at its sole cost;

           (b) the Company shall allow the Purchaser and its advisers all reasonable access to its Agents, books and records and all reasonable assistance (but at the Purchaser's sole cost) for the purposes of the preparation of the Prospectus; and

           (c) the Company shall exercise the subscription rights attaching to the Wave Warrants in accordance with their terms.

     (ii) As soon as practicable following the date of this agreement, the Company shall, in conjunction with the Offeror, commence preparation of the Scheme Document in relation to the Offer and the Warrant Proposals and for these purposes the Offeror and the Purchaser shall provide to the Company all reasonable assistance and information.

     (iii) The Company, the Offeror (with respect to the Scheme Document) and the Purchaser shall ensure that each of the Scheme Document and the

       Prospectus is finalised in sufficient time in advance of the Longstop Date to permit application to the Court to be made for leave to convene shareholder meetings and for the Scheme Document to be posted prior to the Longstop Date together with the Prospectus.

(iv) Without prejudice to sub-clauses (i), (ii) or (iii), each party undertakes to co-operate with and to consult with the others in good faith in the preparation and publication by it of all documents in connection with this agreement and the transactions contemplated by it and to provide the others with such information as may be reasonably necessary or desirable in connection with the publication of the various documents required to implement this agreement.

(v) The Purchaser shall, promptly upon finalising the Prospectus and leave to convene the Court Meeting being granted to the Company, file the Prospectus with the Registrar of the Companies for England and Wales as required by the Regulation 4 of the POS Regs and make the Prospectus available to the public in the manner required by the POS Regs.

(vi) Promptly following lodging of the Prospectus with the Registrar of Companies for England and Wales as described in sub-clause (v), the Purchaser shall make available to the Company sufficient number of printed copies of the Prospectus together, if appropriate, with accompanying forms of election for the purposes of the Red Wave Offer to enable the Company or its Agents to post the Prospectus to ITG Shareholders and Warrantholders on behalf of the Purchaser with the Scheme Document, relevant proxy forms and the Form of Election.

(vii) The Purchaser represents, warrants and undertakes to the Offeror and the Company that the Prospectus, when finalised, will comply with the POS Regs, the FSA and all other applicable laws and regulations and the Purchaser shall indemnify and hold harmless the Offeror and the Company and each of their respective Agents (save the Nominated Directors) with respect to any inaccuracy or omission, or other failure so to comply, of the Prospectus and in respect of and against all Costs and Actions (including all Costs incurred in investigating, settling or defending any Actions incurred by the Offeror or the Company or any of such Agents) resulting from or arising in any way in respect of the Prospectus, the making of the Red Wave Offer or the arrangements with respect to the Non-ISP Interests contemplated by this agreement.

(viii) None of the Nominated Directors, the Trustee or the Purchaser shall have any Action against the Company, any member of the ITG Group, the Offeror, any member of the Concentric Group, or any of their respective Agents with respect to any Costs or Actions resulting from or arising in any way in respect of the Prospectus, the making of the Red Wave Offer or the arrangements with respect to the Non-ISP Interests contemplated by this agreement or any information provided to the Purchaser by any person upon which the Purchaser may have relied in the preparation of the Prospectus, the making of the Red Wave Offer or such arrangements.

2.2 The Offeror and the Company shall enter into and execute the Loan Documents immediately following signature of this agreement.

3.   The Scheme

3.1 The parties undertake to implement the Scheme in accordance with, and subject to the terms and conditions of, the Press Announcement and, so far as possible, the Sequence of Events.

3.2  The following principal commercial terms will apply to the Scheme of
     Arrangement:

     (a) In consideration for the payment of the Offer Consideration to ITG Shareholders and Warrantholders, the entire issued share capital of the Company, at the record date for the purpose of the Scheme, will be transferred to the Offeror.

     (b) The Offeror will, if required, undertake to the Court to be bound by the terms of the Scheme insofar as it relates to the Offeror, including as to payment of the Offer Consideration.

     (c) Each of the Nominated Directors and the Trustee undertakes to give its separate written approval to or (where counsel has advised the Company and the Offeror that it is permissible) to vote their ITG Shares (including those ITG Shares allotted to them following the exercise of their holdings of Warrants in the Company) in favour of the Scheme at the meeting(s) of ITG Shareholders to be convened by the Court to approve the Scheme (the "Court Meeting") or (where counsel has so advised the Company that the same is not permissible) to vote their Iguana Shares in favour of the Scheme at any separate class meeting of shareholders convened for that purpose or, in the event that counsel advises that no separate class meeting is required, to undertake to the Court to be bound by the Scheme.

3.3 The Company will, and the Nominated Directors and the Trustee shall use their respective best endeavours to procure that the Company will take or cause to be taken all such steps as are within their power and necessary to implement the Scheme in accordance with the Sequence of Events and, in particular, but without limitation:

     (a) the Company will apply to the Court for leave to convene the Court Meeting and file such documents as may be necessary in connection therewith;

     (b) upon (i) the Court making the order necessary for the purpose of convening the Court Meeting, (ii) the necessary documents being settled with the Court, and (iii) such documents (insofar as required) being approved by the Alternative Investment Market team of the London Stock Exchange, the Company shall publish the requisite documents and thereafter publish and/or post such other documents and information as the Court or the Alternative Investment Market team of the London Stock Exchange may approve or require from time to time in connection with the due implementation of the Scheme;

     (c) following the Court Meeting and the Extraordinary General Meetings (as defined below), assuming the necessary resolutions are passed, the Company shall seek the sanction of the Court to the Scheme at the Hearing; and

     (d) as soon as practicable after the sanction of the Court of the Scheme at the Hearing, the Company shall cause an office copy of the Order to be filed with the Registrar.

3.4 The Company will convene an extraordinary general meeting of ITG Shareholders and the holders of the First Issue Warrants and the Third Issue Warrants ("Extraordinary General Meetings") to be held on the same date as the Court Meeting to confirm special or, in the case of the Warrants, extraordinary resolutions to approve, inter alia, the Scheme, the transfer of the entire issued share capital of the Company as at the record date for the Scheme to the Offeror, any alteration of the Company's articles of association considered appropriate for the purposes of implementing the Scheme and the Warrant Proposals and such other matters as may be agreed between the Company and the Offeror necessary or desirable for the purposes of implementing the Scheme.

3.5 Each of the Nominated Directors and the Trustee undertakes to vote their ITG Shares (including those ITG Shares allotted to them following the exercise of their holdings of Warrants in the Company) in favour of the special resolutions to be proposed at the Extraordinary General Meetings.

3.6 Notwithstanding clause 3.3(c) and (d), the Company shall not proceed to seek the sanction of the Court at the Hearing unless either Escrow Completion has taken place prior to 5.00 p.m. on the business day prior to the Hearing Date or, Escrow Completion not having taken place by such time, the Offeror serves notice on the Company requiring it to proceed with seeking the sanction of the Court at the Hearing. If the Offeror serves such notice then the rights and obligations of the Purchaser and the Company in so far as they relate exclusively to the sale and purchase of the Non-ISP Interests and the Red Wave Offer shall terminate and any elections pursuant to the Red Wave Offer to subscribe Red Wave shares shall not be accepted but without prejudice to accrued rights and liabilities.

3.7 The Company agrees with the Offeror that it will give the notice required by paragraph 3.7 of the terms of issue of each of the First Issue Warrants, the Second Issue Warrants, the Third Issue Warrants and the Fourth Issue Warrants and as required by paragraph 2.2 of the terms of issue of the Fifth Issue Warrants promptly upon the conditions therefor being satisfied if, in each case, any such Warrants are outstanding at such time.

4.   Sale and Purchase

4.1 Subject to the terms and conditions of this agreement, the Company agrees to sell (or procure the sale of) and the Purchaser agrees to purchase the Non-ISP Interests for the Consideration.

4.2  The Non-ISP Interests shall be sold with limited title guarantee.

4.3 The Purchaser shall be entitled to exercise and enjoy all rights attached or accruing to the Non-ISP Interests in respect of periods commencing on or after Completion.

5.   Conditions

5.1 The obligations of the Company and the Purchaser pursuant to clause 4 are conditional upon:

     (i) all conditions to the Scheme having been satisfied or, where permissible waived, save any condition thereto relating to Escrow Completion and/or Completion;

     (ii) the Prospectus having been lodged with the Registrar of Companies in England and Wales in accordance with the POS Regs and posted to ITG Shareholders, Warrantholders and, if required, participants in the Iguana Share Option Schemes together with the Scheme Document by no later than the Longstop Date; and

     (iii) none of the Non-ISP Interests being subject to any encumbrance or restrictions on transfer.

5.2 Each of the parties agrees to use its best endeavours to procure (and the Nominated Directors and the Trustee shall use their respective best endeavours to procure that the Company and the Purchaser use their best endeavours to procure) that Condition (ii) is fulfilled as soon as practicable after the date hereof and in any case by no later than the Longstop Date and that Condition (iii) is fulfilled as soon as practicable after the date hereof and in any case prior to the Escrow Completion Date.

5.3 Condition (iii) may be waived by agreement between the Company and the Offeror.

5.4 Each of the parties agrees that it will not, and the Nominated Directors and the Trustee agree that they will use their respective best endeavours to procure that the Purchaser and the Company will not, take or permit to be taken any action which is reasonably likely to impede or prevent the satisfaction of any of the Conditions.

5.5 To the extent that any of the Conditions have not been satisfied or, where permissible, waived by the dates referred to in clause 5.2, the rights and obligations of the Company and the Purchaser under this agreement insofar as they relate exclusively to the sale and purchase of the Non-ISP Interests and the making of the Red Wave Offer shall terminate (with the effect, inter alia, that neither Escrow Completion nor Completion will take place) but without prejudice to accrued rights and liabilities.

5.6 Where for any reason the rights and obligations of the Company and the Purchaser under this agreement with respect to the sale and purchase of the Non-ISP Interests are terminated, the Offeror may elect (in its absolute discretion) by serving notice in writing on the Company and the Purchaser:
     (i) not to proceed with the Offer in which case the Company shall not seek the sanction of the Court to the Scheme and this agreement, save for clauses 16,17, 20, 24 and 25 shall terminate but without prejudice to accrued rights and liabilities; or (ii) to proceed with the Offer, in which case the Company shall proceed to seek the sanction of the Court to the Scheme in accordance with clause 3.

5.7 Without prejudice to any other terms of this agreement, the obligations of the Company and the Offeror to effect the Scheme will be subject to the conditions and other terms set out in Appendix I to the Press Announcement.

6.   Consideration and Completion

6.1 Subject to clause 6.3, the Consideration payable by the Purchaser to the Company for the Non-ISP Interests shall be the aggregate of the following:

     (a)  (Pounds)4,422,298 with respect to the Wave Shares;

     (b) the value of the Redstone Shares (including the Redstone Shares held by Ballynatray) which for this purpose shall be:

          (i) if, at the Effective Date, the Pre-emption Rights have been waived or the Redstone Articles have been validly amended so that in either case, the Redstone Shares are freely transferable or if the Redstone Shares are nevertheless transferable to Red Wave pursuant to article 4 of the Redstone Articles or if at the Effective Date the share capital of Redstone Telecom has been admitted to listing or trading or been quoted on a recognised investment exchange, (Pounds)1.50 per Redstone Share; or

          (ii) in any other circumstance, zero,

          provided that to the extent that any Redstone Shares held by the Company or Ballynatray at the date of this agreement have at the Effective Date been disposed of (or an unconditional agreement for their disposal has been entered into) by the Company or Ballynatray and the Company or Ballynatray has received (or is unconditionally entitled to receive) cash therefor, then the Consideration calculated in accordance with this sub-clause 6.1(b) shall be reduced in proportion to the number of Redstone Shares which are the subject of the disposal and increased by the relevant amount of cash received or receivable;

     (c) (Pounds)76 (being the value agreed as payable by Red Wave to the Company in respect of the Global Wave Shares and the Ballynatray Shares, excluding the value of the Redstone Shares held by Ballynatray) plus an amount equal to the Global Wave Debts, and any amounts expressed in a currency other than sterling shall for these purposes be translated into sterling using the spot rate of exchange for the relevant currency at the close of business on the last business day prior to the Effective Date. Such aggregate amount shall be referred to in this agreement as the "Consideration". The Offeror shall procure that Bear, Stearns International shall certify the elements of the Consideration referred to above and the calculation of the Consideration. The Company shall supply to the Offeror for these purposes details of all disposals of Redstone Shares promptly after the disposal has been agreed and details of the Global Wave Debts, in each case certified by the finance director of the Company to be true and accurate. Bear, Stearns International shall be entitled to rely on these certificates. The certificate of Bear, Stearns International shall be final and binding as between the parties in the absence of manifest error. The Offeror shall announce the amount of the Aggregate Additional Cash Payment on the basis of the above as soon as practicable after the Scheme has become effective. For the avoidance of doubt, the Redstone Shares shall not be transferred to the Purchaser, shall not form part of the Non-ISP Interests and no value therefor shall be given in the calculation of the Consideration if, at the Effective Date, the Pre-emption Rights have not been waived, the Redstone Articles have not been validly amended so that the Redstone Shares are freely transferable, the share capital of Redstone Telecom has not been admitted to listing or trading and is not quoted on a recognised investment exchange and the Redstone Shares have not become transferable to the Purchaser pursuant to article 4 of the Redstone Articles. In these circumstances, the Company undertakes to procure that Ballynatray executes a transfer of its legal interest in the Redstone Shares held by it to the Company prior to Escrow Completion.

6.2 In the event that the sale and purchase of the Non-ISP Interests pursuant to this agreement is terminated for any reason and the Scheme nonetheless becomes effective at the election of the Offeror, Concentric undertakes to use its best endeavours to dispose of its interest in the Wave Shares and (in the event that the Redstone Shares have been admitted to trading or listing or been quoted on a recognised investment exchange at the Effective
     Date) the Redstone Shares on or before the tenth business day following the Scheme becoming effective at the best price reasonably obtainable on the relevant day.

6.3 Subject to Escrow Completion having taken place and the Scheme becoming effective, the Consideration shall be payable in cash in sterling cleared funds and shall be paid by or on behalf of the Purchaser in the manner described in clauses 11.4 and 11.5 and otherwise in accordance with the directions of the Offeror. Receipt by the Company of the Shareholder Retained Amount and the Nominated Directors' Retained Amount shall discharge the obligation of the Purchaser to pay the Consideration to the extent of such receipt.

6.4 Immediately prior to Escrow Completion, the Offeror shall notify the Company and the Purchaser whether the conditions to the Scheme (save for any condition thereto relating to Escrow Completion or Completion) have been satisfied or waived. At Escrow Completion, the parties shall do those things ascribed to them in Schedule 3 subject to the Escrow Condition.

6.5 The Company hereby irrevocably appoints any director of the Offeror as its lawful attorney for the purposes of executing transfers in relation to the Non-ISP Interests in favour of the Purchaser and the Deed of Novation and any other documents necessary to implement Escrow Completion on the Company's behalf, such appointment to be by way of security for the Company's obligations in respect of Escrow Completion.

6.6 The Purchaser hereby irrevocably appoints any director of the Offeror as its lawful attorney for the purposes of executing the Deed of Novation and any other documents necessary to implement Escrow Completion on its behalf, such appointment to be by way of security for the Purchaser's obligations in respect of Escrow Completion.

6.7 Escrow Completion shall take place at the offices of Slaughter and May at 4 Coleman Street London EC2V 5DB at 12.00 noon on the Escrow Completion

     Date, or such other place, time and date as the parties may agree. To the extent that, at Escrow Completion, the Purchaser or the Company has not complied with its obligations under schedule 3, the Offeror shall, to the extent practicable, exercise its power of attorney under clauses 6.4 and
     6.5 to effect Escrow Completion.

6.8 The Purchaser undertakes promptly following Completion to pay all applicable stamp duty and/or transfer taxes on the transfer of the Non-ISP Interests.

7.   Tax Covenant

7.1 The Purchaser covenants with the Company to pay to the Company an amount equal to any Tax Liability of the Company or any member of the ITG Group arising directly or indirectly as a consequence of or by reference to the transfer to the Purchaser of the Non-ISP Interests.

7.2 The covenant in clause 7.1 will not apply except to the extent that such Tax Liability exceeds the Consideration plus where clause 6.1(b)(ii) is relevant, the product of the number of Redstone Shares at the Effective Date multiplied by the applicable Base Value, less the Aggregate Additional Cash Payment.

7.3 Where the Purchaser becomes liable to make any payment under this clause, the due date for making that payment shall be the last date on which the Company or member of the ITG Group would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Purchaser's liability under this clause in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability.

7.4 If a payment required to be made by the Purchaser under this clause is not made by the due date for the making thereof, that payment shall carry interest from that due date until the date when the payment is actually made at the rate of two per cent. above the base rate from time to time of National Westminster Bank plc.

7.5  The Purchaser shall not be liable for any Tax Liability if:

     (i) such Tax Liability would not have arisen but for any act, omission or transaction done, made or carried out by the Company or the Offeror after Completion otherwise than:

          (a)  as required by law;

          (b) pursuant to a legally binding commitment of the Company or the Offeror created on or before the Effective Date; or

           (c) in the ordinary course of business of the Company or the Offeror as carried on immediately before the Effective Date; or

     (ii) such Tax Liability would not have arisen but for a change in the accounting policies or practices of any one or more of the Company or Concentric introduced after the Effective Date other than a change which is required in order to comply with the accounting requirements of the Companies Act 1985, statements of standard accounting practice, financial reporting standards and any other accounting standards issued by the Accounting Standards Board Limited (including abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board Limited) or any other body from time to time prescribed by regulations pursuant to section 256 Companies Act 1985 and any other accounting principle observance of which by the Company is required in order to ensure its accounts and those of any other company with which its accounts are consolidated comply with applicable law, or

     (iii) such Tax Liability arises as a result of the failure to submit the returns, self-assessment and/or computations required to be made by, or on behalf of, the Company or the failure to submit such returns and computations within the appropriate time limits or otherwise than on a proper basis, in each case after the Effective Date.

7.6 No claim shall be brought by the Company under this agreement against the Purchaser unless notice of the claim has been given to the Purchaser not later than 7 years after the Effective Date.

7.7 The Company shall take or cause to be taken such action as the Purchaser may by written notice given to the Company reasonably request to dispute, resist, appeal against, compromise or defend the imposition of any Tax Liability and any determination in respect thereof or to apply to postpone (so far as legally possible) the payment of any Tax Liability pending the determination of any appeal but subject to the Company being indemnified to its reasonable satisfaction against all losses (including any additional Taxation Liability of such person), interest, costs, damages and expenses which may be thereby incurred by or charged against the Company or any member of the ITG Group, provided that:

     (a) any request made by the Purchaser shall be made within the shorter of 21 days from receipt of any notice of a Tax Liability from the Company and five days before any time limit expires; and

     (b) the Company shall not be obliged to comply with any request of the Purchaser which involves contesting any Tax Liability before any court or any other appellate body (including any VAT tribunal or the Special or General Commissioners) unless they have been advised in writing, at the expense of the Purchaser, by leading tax counsel instructed by agreement between the Purchaser and the Company that an appeal against the assessment for the Tax Liability in question will, on the balance of probabilities, be won by the Company.

8.   Withholdings

8.1 If any deductions or withholdings are required by law to be made from any sums payable by the Purchaser or the Nominated Directors or the Trustee under any provision of this agreement, the Purchaser, the Nominated Directors or the Trustee as the case may be shall be obliged to pay to the Company or to the Offeror, as the case may be, such sum as will, after the deduction or withholding has been made, leave the Company or the Offeror, as the case may be, with the same amount as it would have been entitled to recover in the absence of any such requirement to make a deduction or withholding.

8.2 If any sum payable by the Purchaser or the Nominated Directors or the Trustee to the Company or the Offeror as the case may be, under any provision of this agreement shall be subject to a Tax Liability in the hands of the Company or of the Offeror, as the case may be, the Purchaser, the Nominated Directors or the Trustee as the case may be shall be under the same obligation to make an increased payment in relation to that Tax Liability as if the liability were a deduction or withholding required by law.

9.   Guarantee

9.1 (i) The Nominated Directors and the Trustee unconditionally and irrevocably guarantee to the Offeror and to the Company the due and punctual discharge and performance by the Purchaser of its obligations pursuant to this agreement and agree that if at any time or from time to time any amount payable by the Purchaser or other obligation of the Purchaser is not paid or performed in full on the due date therefor, they will promptly after being given not less than two Business Days' notice of the failure of the Purchaser to make such payment or perform such other obligation (and if such failure is not remedied by the Purchaser in the interim) unconditionally pay or perform or procure the payment or performance of the relevant amount or obligation to the Offeror or to the Company;

     (ii) Each of the Nominated Directors and the Trustee shall be liable under paragraph (i) above as if he were a primary obligor of the Purchaser's obligations contained in this agreement (the "Guaranteed Obligations");

     (iii) The obligations of the Nominated Directors and the Trustee under paragraphs (i) and (ii) above:

           (a) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding-up or analogous proceedings relating to, the Purchaser or any change in the terms or nature of the Guaranteed Obligations; and

           (b) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Purchaser from all or any part of the Guaranteed Obligations;

     (iv) As a separate and independent stipulation each of the Nominated Directors and the Trustee agrees that if any of the Guaranteed Obligations are not enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity or any fact or circumstances or otherwise (together "Factors"), they shall nevertheless be enforceable against and recoverable from him as though the same had been incurred by him and he were the sole or principal obligor in respect thereof and shall be performed or paid by him on demand provided that the foregoing provisions of this paragraph (D) shall not be construed so as to impose on Nominated Directors and the Trustee any liabilities or obligations in excess of those the Purchaser would have been under had such Factors not pertained;

     (v) This guarantee shall constitute primary obligations of the Guarantor and the Offeror shall not be obliged to make any demand on or enforce any rights against the Purchaser or any other person before being entitled to enforce its rights against either of the Guarantor under this clause 9.1.

9.2 The liabilities and obligations of the Nominated Directors and the Trustee pursuant to this clause 9, and pursuant to any other clause of this agreement in which representations, warranties, undertakings or obligations of the Nominated Directors and the Trustee are set out, shall be joint and several.

10.  Conduct of Business


10.1 (A) The Purchaser agrees that, without the prior consent of the Offeror, between the date of this agreement and the Effective Date, it will conduct no business, enter into no agreements, documents or make any commitments or arrangements save, in each case, solely for the purposes of the implementation of the matters contemplated by this agreement and in furtherance of the Red Wave Offer. In particular, but without limitation, if shall not do any of the matters referred to in clause 10.2, mutatis mutandis.

     (B) The Purchaser undertakes at all times to comply with applicable law and regulations in the conduct its business, in the making of the Red Wave Offer and in the performance of its obligations pursuant to this agreement.

10.2 Save as may be necessary to give effect to the Scheme, the Warrant Proposals or the matters contemplated by this agreement, the Company agrees that, between this date of this agreement and the Effective Date, the Company and each member of the ITG Group shall conduct its business in the ordinary and usual course and, without limitation, shall not do or commit to do any of the following matters without the prior written consent of the Offeror (such consent not to be unnecessarily withheld or delayed):

     (a)  alter the nature or scope of its business in any material way; or

     (b) enter into, amend to a significant extent, terminate or supplement to a significant extent any material agreement; or

     (c) take any action which might materially delay or prejudice the implementation of the Scheme; or

     (d) dispose of, agree to dispose of, or grant or agree to grant any option or licence in respect of its business or acquire or agree to acquire any assets, business or undertaking, in each such case except in the ordinary course of trading; or

     (e) declare, make or pay any dividend or other distribution or in any way reduce its reserves; or

     (f) except pursuant to the exercise of Warrants or existing share options under the ITG Share Options Schemes, create, allot or issue or agree to create, allot, or issue, or sub-divide, consolidate or redesignate any shares or other securities of whatsoever nature convertible into shares; or

     (g) create, issue redeem or grant any option or right to subscribe in respect of any share capital or agree so to do; or

     (h) incur any capital expenditure (other than pursuant to binding commitments in existence at the date of this agreement) greater than (Pounds)100,000; or

     (i) form, enter into, terminate or withdraw from any partnership, consortium, joint venture or similar arrangement which is or is reasonably likely to be material to it; or

     (j) alter the provisions of its Memorandum or Articles of Association (or equivalent constitutional documents) or adopt or pass further regulations or resolutions inconsistent therewith or re-register as an unlimited company; or

     (k)  change its accounting reference date; or

     (l)  discontinue or cease to operate all or a part of its business; or

     (m) change its residence for tax purposes or become resident in any other jurisdiction for tax purposes; or

     (n)  reduce its share capital or purchase or redeem its own shares; or

     (o) pass any resolution in general meeting or by way of written resolution for winding-up or the appointment of an administrator, receiver or administrative receiver or over any part of its business or assets; or

     (p) except as required by law or by a change in generally accepted accounting principles in the United Kingdom, make any material change to the accounting principles by reference to which would have a material effect on the information disclosed to the Offeror prior to the date hereof; or

     (q) (except in the usual course of trading) amend the terms of employment or engagement of a director, other officer or senior employee who is proposed to be a director, officer or employee of it or employ, engage or terminate the employment or engagement of, such a person ("senior employee" for this purposes meaning an employee earning more than (Pounds)40,000 per annum); or

     (r) increase borrowings or incur other indebtedness other than pursuant to existing arrangements and other than trade creditors in the ordinary and normal course of trading; or

     (s) enter into or render itself liable for any capital commitment which exceeds (Pounds)100,000; or

     (t) except in the ordinary course of its trading, start any material litigation or arbitration proceedings; or

     (u) except in the ordinary course of its trading, compromise, settle, release or discharge any material litigation or arbitration proceedings or a material liability, claim, action, demand or dispute or waive a material right in relation to any material litigation or arbitration proceedings; or

     (v)  dispose of any interest in any of the Non-ISP Interests; or

     (w) increase the amount of the Global Wave Debts other than in the ordinary course of business; or

     (x) pay, discharge or satisfy any material claim, liability or obligation other than payment, discharge or satisfaction in the ordinary course of business.

11.  The Offer and the Red Wave Offer

11.1 Immediately after execution of this agreement, the Nominated Directors shall each execute an irrevocable voting undertaking in favour of the Offeror and Bear, Stearns International substantially in the form set out in Schedule 2 Part A and the Trustee shall execute on behalf of GIC an irrevocable voting undertaking in favour of the Offeror and Bear, Stearns International substantially in the form set out in Schedule 2 Part B.

11.2 Each of the Nominated Directors and the Trustee hereby irrevocably undertakes not to make an election for additional cash under the Mix and Match Election and to elect to apply their respective entitlements to Additional Cash Payments in subscribing Red Wave Shares pursuant to the terms of the Red Wave Offer .

11.3 Subject to the rights and obligations of the Purchaser and the Company with respect to the sale and purchase of the Non-ISP Interests not having been terminated, the Purchaser agrees to make the Red Wave Offer and to allot and issue Red Wave Shares to ITG Shareholders and Warrantholders validly exercising their entitlement under the Red Wave Offer to elect to receive such Red Wave Shares, such allotment and issue to be effected within fourteen days of the Effective Date. The Red Wave Offer shall be made on the basis that the existing shares held in Red Wave by the Trustee shall be deducted from the Trustee's pro rata entitlement.

11.4 The Purchaser and the Company agree that the Offeror shall be entitled to retain (and the Offeror hereby agrees to retain) from the cash consideration payable to ITG Shareholders under the Offer and the Warrant Proposals upon the Scheme becoming effective an amount equal to the aggregate amount of cash that ITG Shareholders and Warrantholders have elected to subscribe for Red Wave Shares pursuant to the Red Wave Offer (the "Shareholder Retained Amount"), such amount to be determined by reference to the certificate to be delivered by the Purchaser to the Offeror at Escrow Completion pursuant to schedule 3, and the Purchaser irrevocably and unconditionally directs the Offeror to apply such retained amount towards discharge of the Purchaser's obligations to the Company under this agreement. Application of the Shareholder Retained Amount as aforesaid shall discharge the Offeror's obligation to pay Additional Cash Payments to such electing Shareholders and Warrantholders to the extent so applied.

11.5 The Nominated Directors and the Trustee each agree with the Offeror that the Offeror shall be entitled to retain (and the Offeror hereby agrees to retain) from the cash consideration which would otherwise be payable to each of them respectively under the Offer and/or pursuant to the Warrant Proposals such amount as is necessary, taken together with the Shareholder Retained Amount, to discharge the Purchaser's obligations to pay the Consideration to the Company (the "Nominated Directors' Retained Amount"). The Nominated Directors and the Trustee irrevocably and unconditionally direct the Offeror to apply the Nominated Directors' Retained Amount towards discharge of the Purchaser's obligations to the Company under this agreement. Application of the Nominated Directors' Retained Amount as aforesaid shall discharge the Offeror's obligations to pay cash pursuant to the offers to the Nominated Directors and the Trustee to the extent so applied.

12.   Representations, warranties and undertakings

      (A) Each of the parties that are bodies corporate represent and warrant to each other on the date hereof and immediately prior to the Posting Date in the following terms:

           (i) it is a company duly incorporated and in good standing under the laws of its place of incorporation;

           (ii) it has the legal right and the necessary corporate power and authority to enter into and perform this agreement;

           (iii) this agreement will, when executed, constitute valid and binding obligations of the relevant party and neither such execution, or the performance of this agreement, will result in a breach of, or constitute a default under, any instrument to which the relevant party is a party or by which the relevant party is bound or result in a breach of any order, judgment or decree by which the relevant party is bound;

           (iv) the execution and delivery of, and the performance by the relevant party of its obligations under, this agreement and as contemplated by the Red Wave Offer, the Offer and the Warrant Proposals will not result in a breach of any provision of the constitutional documents of the relevant party or require the consent of its shareholders.

      (B)  (i)    Each of the Nominated Directors represent and warrant to each other party on the date hereof and immediately prior to the Posting Date:

                  (a)  in the terms of paragraphs (ii) and (iii) of sub-clause
                       (A); and

                  (b) that he is not bankrupt, nor is he the subject of any bankruptcy petition, or application for an interim order under section 253 of the Insolvency Act 1986, he is able to pay his debts when they falls due, no person has been ordered by any court to prepare a report with respect to him under section 273 of the Insolvency Act 1986 and no interim receiver has been appointed in respect of his property under section 286 of the Insolvency Act 1986.

           (ii) Each of the Nominated Directors and the Trustee irrevocably undertakes not to grant any charge, security, lien or other encumbrance or third party interest over any consideration to which he may become entitled pursuant to the Offer or the Warrant Proposals.

           (iii) The Purchaser represents and warrants to the Company and the Offeror that it has obtained a certificate pursuant to section 117(1) of the Companies Act 1985.

           (iv) The Nominated Directors and the Company hereby represent and warrant to the Offeror that:

                  (i) the Company has not provided unlawful financial assistance within the meaning of section 152 of the Companies Act 1985 directly or indirectly in connection with this agreement, the matters contemplated by it, the Scheme or the Offer and that the estimate of expenses provided to the Offeror sets out all material items of expense to be incurred in connection with the negotiation and implementation of this agreement;

                  (ii) there are no circumstances that have not been fairly
                       disclosed to the Offeror or its Agents which would, or would be reasonably likely to, give rise to a breach of any of the conditions set out in Part B of Appendix I to the Press Announcement or which would prevent any such condition from being fulfilled or satisfied or from being waived.

           (v)    The Company undertakes to the Offeror:

                  (a) to comply with all applicable law and regulations including, without limitation, rules, regulations and requirements from time to time of the Alternative Investment Market of the London Stock Exchange; and

                  (b) to inform the Offeror promptly upon becoming aware of any matter or circumstance which would or would be reasonably likely to give rise to a breach of any of the conditions set out in Part B of Appendix I to the Press Announcement or which would prevent any such condition from being fulfilled or satisfied or from being waived

           (vi) The Purchaser, the Company, the Trustee and the Nominated Directors each severally undertake to the Offeror, not to take any action outside the requirements of this agreement which could commit the Offeror to any obligation under the City Code without the prior written consent of the Offeror. In particular, but without limitation, neither the Nominated Directors nor the Trustee shall acquire any interests in ITG Shares either by exercise of share options or subscription rights attaching to Warrants or otherwise (other than as may be required by this agreement).

           (vii) Each of the parties undertake to each other party to comply in all respects with the rules of the City Code and with the determinations of the Panel with respect to the Offer and the Warrant Proposals.

           (viii) The Trustee represents, warrants and undertakes that:

                  (a) GIC is the registered owner of the number of ITG Shares referred to in recital (D) to this agreement; and

                  (b) it has full power and authority to bind GIC, and to ensure compliance by GIC, on the terms of this agreement.

12.2 Each of the Nominated Directors hereby undertakes to procure that immediately prior to the Effective Date, the Purchaser shall have sufficient authorised and unissued ordinary share capital, and the requisite authorities and disapplication under sections 80 and 89 of the Companies Act 1985, to permit ITG Shareholders to subscribe their maximum entitlement to the Red Wave Shares under the Red Wave Offer.

12.3 The Company and the Offeror agree to use their respective reasonable endeavours to reach agreement with 2PR Holding BV to vary the terms of the agreement dated 27th January, 1999 between ITG, ITG (Europe) Limited and 2PR Holding BV (as amended) which requires the Company to issue ITG Shares to 2PR Holding BV on terms satisfactory to the Company and the Offeror.

12.4 Unless, in the reasonable opinion of the directors of the Company other than the Nominated Directors, the Company would be unable to pay its debts as they fall due as a result of complying with this undertaking, the Company undertakes to the Offeror that for the period commencing with the date of this agreement and ending six months after lapse of the Scheme or the Offer for any reason it will not, and that it will procure that no member of the ITG Group, or its or their respective Agents shall, solicit, initiate, encourage or enter into (or continue) discussions or negotiations relating to any proposal whereby any third party would acquire control of a majority of the voting rights normally exerciseable at a general meeting of the Company or the implementation of which would be inconsistent with or which would or would be reasonably likely to frustrate the acquisition of control of the Company by the Offeror, the implementation of the Scheme or any of the transactions contemplated by this agreement. In addition, save as may be required by law, regulation or the City Code, the Company shall ensure that no member of the ITG Group (nor any Agents of such members) discloses any information which is confidential to the relevant member to any third party making any such proposal.

12.5 The Company undertakes to keep the Offeror fully informed, subject to compliance with legal and regulatory requirements, with respect to any approaches made to it by any third party concerning an offer for the Company (howsoever to be implemented) or any transaction which would be inconsistent with or which would or would be reasonably likely to frustrate the acquisition of control of the Company by the Offeror, the implementation of the Scheme or any of the transactions contemplated by this agreement.

12.6 In consideration of the Offeror agreeing to the release of the Press Announcement and to make available to the Company the Loan, the Company undertakes that if any other person announces a firm intention (within the meaning of the Code) to make an offer or proposal for the takeover of ITG, or merger of that person and the Company, howsoever effected, either without preconditions or with only such preconditions as are accepted by or acceptable to the Panel and the Scheme does not become effective then, within two business days after written demand by the Offeror, the Company shall pay to the Offeror the sum of (Pounds)1 million.

12.7 If the Scheme becomes effective the Company agrees to use its reasonable endeavours to procure the release of Jan Murray from the security given to Lucent Technologies in respect of the obligations of the Company.

12.8 The Company, Jan Murray and the Trustee each represent and warrant to the Offeror that the acquisition of ITG Shares by Jan Murray and the Trustee pursuant to the exercise of subscription rights attaching to any Warrants will not give rise to an obligation pursuant to Rule 9 of the City Code imposed on Jan Murray, the Trustees, Laurence Blackall or the Offeror.

13.   Termination

13.1 Without prejudice to any other provision of this agreement, if the Scheme Document is not posted to ITG Shareholders and Warrantholders on or before the Longstop Date, the Company or the Offeror shall be entitled to terminate this agreement by serving notice in writing upon each other party in which case the Offer and the Warrant Proposals, the Scheme and the sale of the Non-ISP Interests shall not proceed.

13.2  (i)  If, prior to the Posting Date any event, circumstance or matter occurs with respect to the Company or any member of the ITG Group which would (or would be reasonably likely to), if it were to occur subsequent to the Posting Date, result in any of the conditions set out in Part B of Appendix 1 to the Press Announcement not being satisfied or fulfilled or would or would be reasonably likely to prevent any such condition from being satisfied or fulfilled, or would or would be reasonably likely to give the Offeror grounds not to proceed with the Offer for any reason, then, with the consent of the Panel, the Offeror may terminate this agreement by serving notice in writing upon each other party.

      (ii) If, prior to the Posting Date any event, circumstance or matter occurs with respect to the Offeror or any member of the Concentric Group which would (or would be reasonably likely to), if it were to occur subsequent to the Posting Date and on the basis that the conditions set out in Part B of Appendix 1 of the Press Announcement were to apply to the Offeror and the Concentric Group on the same terms as to the Company, mutatis mutandis, result in any of such conditions not being satisfied or fulfilled, or would be reasonably likely to prevent any such condition from being satisfied or fulfilled then, with the consent of the Panel, the Company may terminate this agreement by serving notice in writing upon each other party.

13.3 This agreement shall terminate upon lapsing of the Offer or in the event that the Scheme does not become effective on or before 31 January, 2000.

13.4 In the event of termination of this agreement, all the rights and obligations of the parties hereunder shall terminate (but without prejudice to accrued rights and liabilities) save that clauses 12.4 and 12.6, 16, 17, 20 and 24 shall continue to apply.

14.   Further assurance

Each of the parties shall from time to time, on being required to do so by any other party to this agreement now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the requesting party as the requesting party may reasonably consider necessary for giving full effect of this agreement and securing to the requesting party the full benefit of the rights, powers and remedies conferred upon the requesting party in this agreement.

15.   Announcements

15.1 Subject to sub-clause 15.2, no announcement (other than the Press Announcement) concerning the Offer, the Scheme, the Warrant Proposals or the Red Wave Offer or any ancillary matter contemplated by this agreement shall be made by any party hereto without the prior written approval of the Offeror, such approval not to be unreasonably withheld or delayed.

15.2  The Company and the Offeror may make such announcements as are required by:

      (i)  the law of any relevant jurisdiction; or

      (ii) any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Nasdaq National Market and the London Stock Exchange, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.

16.   Confidentiality

16.1 Subject to sub-clause 16.2 and clause 15, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to:

      (i)   the provisions of this agreement;

      (ii)  the negotiations relating to this agreement;

      (iii) the subject matter of this agreement; or

      (iv)  any other party.

16.2 Each party may disclose information which would otherwise be confidential if and to the extent:

      (i)   required by the law of any relevant jurisdiction;

      (ii)  required by existing contractual obligations;

      (iii) required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Nasdaq National Market and the London Stock Exchange, whether or not the requirement for information has the force of law;

      (iv) required to vest the full benefit of this agreement in the relevant party;

      (v) disclosed to the professional advisers, auditors and bankers of each party;

      (vi) the information has come into the public domain through no fault of that party; or

      (vii) the party which has provided the relevant information has given prior written approval to the disclosure,

      provided that any such information disclosed pursuant to paragraph (i),
      (ii) or (iii) of this sub-clause shall be disclosed only after consultation with the Offeror and the Company and if such information is in the form of an announcement, then the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.

17.  Costs and Expenses

Each party shall pay its own costs and expenses in relation to the negotiation and preparation of this agreement and the implementation of the transactions contemplated hereby.

18.  Effect of Completion

Any provision of this agreement which is capable of being performed after but which has not been performed at or before the Effective Date and all covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding the Effective Date.

19.  Assignment

No party shall, save with the consent of each other party, be entitled to assign any of its rights or benefits under this agreement.

20.  Notices

20.1 Except where expressly stated otherwise, a notice or other communication given, or required to be given, under this agreement shall only be effective if it is in writing (other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause).

20.2 Notices or other communications under this agreement shall be sent to a party at its address set out above or number and for the attention of the individual or department set out below:

     Party                   Attention of:                   Facsimile no.

     The Company             L. Blackall                     (44) 181 957 1154
                             Chief Executive

     The Offeror             M. Anthofer                      (1) 408 817 2876
                             Chief Financial Officer

     The Purchaser           J. Murray                       (44) 181 957 1154

     Jan Murray                          -                   (44) 181 957 1154

     Laurence Blackall                   -                   (44) 181 957 1154

     The Trustee             William Hunter                  (44) 1481 710 091
     provided that a party may change its notice details on giving notice to each other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been deemed duly given in accordance with clause 20.3 or such later date as may be specified in the notice.

20.3 Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

     (a)  if delivered personally, on delivery;

     (b) if sent by first class post, two (or, if sent by air mail, ten) clear Business Days after the date of posting;

     (c) if sent by facsimile, on completion of its transmission if confirmation of good receipt is obtained by the sender.

20.4 Any notice given under this agreement outside working hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of working hours in such place.

21.  Counterparts

21.1 This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

21.2 Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

22.  Time of Essence

Except as otherwise expressly provided, time is of the essence of this agreement.

23.  Invalidity

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this agreement.

24.  Choice of Governing Law

This agreement shall be governed by and construed in accordance with English law.

25.  Jurisdiction

25.1 Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and that accordingly any proceedings may be brought in the courts of England.

25.2 Each party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any proceedings in the courts of England and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any proceedings brought in the courts of England shall be conclusive and binding upon such party and may be enforced in the courts of England.

Executed as a deed by
the Company acting by:


LAURENCE BLACKALL
 ......................................
Director


JAN MURRAY
 ......................................
Director

Executed as a deed by
the Offeror acting by:


HENRY R. NOTHHAFT
 ......................................
Director & Officer

MICHAEL ANTHOFER
 ......................................
Officer, Senior Vice President and CFO

Executed as a deed by
the Purchaser acting by:


JAN MURRAY
 ......................................
Director



RICHARD BROCKSOM
 ......................................
Secretary

Executed and delivered as a deed by                 in the presence of:
Jan Murray:
                                                    EDWARD LUKINS
JAN MURRAY                                          ...........................
 ......................................              KEMPSON HSE, LONDON EC3A 7AN
                                                    ............................

                                                    (name and address of witness

Executed and delivered as a deed by                 in the presence of:
Laurence Blackall:
                                                    EDWARD LUKINS
LAURENCE BLACKALL                                   ...........................
 ......................................              KEMPSON HSE, LONDON EC3A 7AN
                                                    ...........................

                                                    (name and address of witness

Executed as a deed by
the Trustee acting by


STEPHEN HARLOW
 ..........................................
Director

W. HUNTER
 ..........................................
For Consultancy & Secretarial Services Ltd.
Secretary

                                  Schedule 1

                             (Press Announcement)

                                  Schedule 2

                       (Irrevocable Voting Undertakings)

Part A: Nominated Directors

(Signed copies received on execution)

Part B: Trustee

(Signed copy received on execution)

                                  Schedule 3

                           (Completion Arrangements)

At Completion:

1.   The Company shall deliver to the Purchaser:

(A)  Duly executed transfers in respect of:

     (i)   the Wave Shares;

     (ii)  subject to clause 6.1, the Redstone Shares;

     (iii) the Ballynatray Shares;

     (iv)  the Global Wave Shares; and

     (v) the share certificates for the above in the name of the relevant transferor and any power of attorney under which any transfer is executed;

(B) A counterpart of the Deed of Novation executed by those parties thereto which are members of the ITG Group.

(C) A deed of release in a form reasonably satisfactory to Red Wave whereunder the Company releases Global Wave Limited from its obligations to repay the Global Wave Debts to the Company in consideration of a payment by Red Wave of an equivalent amount to the Company as part of the Consideration.

(D) A copy of the minutes of a duly held meeting of the directors of the Company authorising the execution by the Company of this agreement.

2.   The Purchaser shall deliver to each other party hereto:

     (i) a copy of the resolution of the directors of the Purchaser authorising the execution by the Purchaser of this agreement; and

     (ii) a certificate from the registrars appointed for the purposes of administering the Red Wave Offer of the aggregate amount of cash in respect of which elections to subscribe Red Wave Shares pursuant to the Red Wave Offer have been received as at the close of business on the day prior to the Effective Date.

3. The Purchaser shall deliver to the Company an executed counterpart of the Deed of Novation.

4. The Offeror shall deliver to each other party hereto a certified copy of the certificate of Bear, Stearns International referred to in clause 6.1.

                                   Schedule 4
                               (Deed of Novation)

THIS DEED OF NOVATION is made the [      ] day of [      ], 1999

BETWEEN:

1.   [Red Wave plc], a company registered in England and Wales under No.
     [           ] ("Red Wave")

2.   Global Internet Limited, a company registered in England and Wales under
     No. [                  ]("Debtor 1")

3.   GX Networks Limited, a company registered in England and Wales under No.
     [         ]("Debtor 2")

AND

4.   Ballynatray Holdings plc, a company registered in England and Wales under
     No.              [                ]("Creditor")

WHEREAS:

(A)  Pursuant to an agreement dated [                ] ("Agreement 1"), Debtor 1
     owes Creditor certain amounts of principal and interest (the "First Debt")
     which at the date hereof amount to [               ].

(B)  Pursuant to an agreement dated [                ] ("Agreement 2"), Debtor 2
     owes Creditor certain amounts of principal and interest (the "Second Debt")
     which at the date hereof amount to [               ].

(C) The parties hereto have agreed that the First Debt and the Second Debt should be novated to Red Wave so that Debtor 1 and Debtor 2 are released and discharged from their obligations to the Creditor in respect of the First Debt and the Second Debt respectively in consideration of Red Wave assuming like obligations.

NOW IT IS AGREED as follows:

1.   Interpretation

     In this agreement, unless other specified:

(i)  references to clauses are to clauses of this agreement; and

(ii) headings to clauses and schedules are for convenience only and do not affect interpretation of this agreement.

2.   Red Wave's Undertaking

     With effect from the date of this agreement and in consideration of the undertakings given by Debtor 1 and Debtor 2 (together the "Debtors") in clause 3, Red Wave hereby undertakes to observe, perform, discharge and be bound by Agreement 1 and Agreement 2 (together the "Agreements") as if Red Wave were an original party to the Agreements in place of the Debtors and as principal obligor in respect of the First Debt and the Second Debt.

3.   Debtors' Undertakings and Release of Creditor

     With effect from the date of this agreement and in consideration of the undertakings given by Red Wave in clause 2 and the Creditor in clause 4, the Debtors hereby release and discharge the Creditor from all obligations to observe, perform, discharge and be bound by the Agreements.

4.   Creditor's Undertaking and Release of Debtors

     With effect from the date of this agreement and in consideration of the undertakings given by Red Wave in clause 2 and the Debtors in clause 3, the Creditor hereby:

     (i) releases and discharges the Debtors from all obligations to observe, perform, discharge and be bound by the Agreements; and

     (ii) accepts Red Wave's undertaking to observe, perform, discharge and be bound by the Agreements (such undertaking being set out in clause 2).

5.   Notices

     For the purposes of all provisions in the Agreements concerning the service of notices, the address of Red Wave is its registered office from time to time.

6.   Counterparts

6.1 This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

6.2 Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

Executed as a deed by Red Wave      )   ........................ Director
acting by a director and its        )
secretary/two                       )   ........................ [Secretary/
directors                           )                            Director]

Executed as a deed by Global        )   ........................ Director
Internet Limited
acting by a director and its        )
secretary/two                       )   ........................ [Secretary/
directors                           )                            Director

Executed as a deed by GX Networks   )   ........................ Director
Limited
acting by a director and its        )
secretary/two                       )   ........................ [Secretary/
directors                           )                            Director]

Executed as a deed by Ballynatray   )   ........................ Director
Holdings plc acting by a director
and its secretary/two directors     )
                                    )   ........................ [Secretary/
                                    )                            Director]

                                   Schedule 5
                              (Sequence of Events)

                Indicative Outline timetable for Court Procedure

   Indicative Timetable                                         Step
-------------------------------------------------------------------------------------------------------
D -32                        Preparation of Scheme Document, incorporating an explanatory note of the
                             Scheme
-------------------------------------------------------------------------------------------------------
D -3                         Application submitted by way of Petition to the Court to convene the
                             Court Meeting and to sanction the Scheme (under S.425(1)).  (N.B.
                             finalised Scheme Document required).
-------------------------------------------------------------------------------------------------------
D -1                         First Interlocutor (First Order) granted convening the Court Meeting, and containing orders for advertisement
-------------------------------------------------------------------------------------------------------
D Day                        Issue of Scheme Document to ITG Shareholders, incorporating the Notice of the Court Meeting (N.B. minimum of 21 days' notice required)
-------------------------------------------------------------------------------------------------------
D Day to D +6                Advertisements (of Court Meeting) made in newspapers, usually FT,
                             Edinburgh Gazette and The Herald or Scotsman (21 days' notice from day of advertisement is required prior to meeting)
-------------------------------------------------------------------------------------------------------
D +29                        Court Meeting (N.B. may be held in Scotland or England)
-------------------------------------------------------------------------------------------------------
D +30                        Motion enrolled at Court for the Second Order - to order advertisement of the Scheme and giving a period for the lodging of answers
-------------------------------------------------------------------------------------------------------
D +56                        Last day for lodging of answers (21 days' notice after advertisement)
-------------------------------------------------------------------------------------------------------
D +56 to D +66               Motion enrolled for Third Order - to appoint Reporter to prepare a Report on the terms of the Petition (generally this takes  approximately 3-4 weeks, but the timescale may be minimised if the Reporter is instructed before his formal appointment (e.g. on or about D Day))
-------------------------------------------------------------------------------------------------------
D +66 to D +68               Motion enrolled for Final Order
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
D +70                        Application to Court to grant the Final Order requested in the Petition
                             (i.e. to sanction the resolution of the Court Meeting in terms of
                             S.425(2))
-------------------------------------------------------------------------------------------------------
D +72                        Delivery to Registrar of a certified copy Interlocutor (i.e. of the Court
                             Order)
-------------------------------------------------------------------------------------------------------
D +72                        Effective Date
-------------------------------------------------------------------------------------------------------